UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 22, 2011

Chesapeake Utilities Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware		19904
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	302.734.6799

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 22, 2011, Eastern Shore Natural Gas Company ("Eastern Shore"), a wholly owned subsidiary of Chesapeake Utilities Corporation entered into a Precedent Agreement with NRG Energy Center Dover LLC ("NRG"), to provide firm natural gas transportation service ("FT Service") to NRG’s electric power generation plant in Dover, Delaware (the "Plant").

Eastern Shore has natural gas pipeline facilities to the Plant and has previously provided interruptible service to NRG. To provide the FT Service requested by NRG, Eastern Shore will be constructing new facilities. The current estimate for these facilities is approximately $12.5 million. The final cost of the facilities is dependent upon the ultimate design of the pipeline facilities, the cost of construction materials and labor costs.

The Precedent Agreement provides that within thirty (30) days after satisfaction of certain conditions, Eastern Shore and NRG will execute a Firm Transportation Service Agreement (the "FT Service Agreement"). The FT Service Agreement will be effective on the service commencement date, which is currently projected to be May 2013. The FT Service Agreement will provide for: (i) a maximum daily quantity of 13,440 dekatherms, (ii) a term of fifteen (15) years, (iii) a primary receipt point at Transco’s interconnect with Eastern Shore, and (iv) certain credit standards and security requirements. The Precedent Agreement terminates automatically upon the execution of the FT Service Agreement, unless NRG: (a) terminates the Precedent Agreement for any reason other than those expressly provided in the Precedent Agreement, (b) fails to perform its duties and obligations under the Precedent Agreement, or (c) unreasonably interferes with and results in Eastern Shore not being able to obtain the necessary governmental and regulatory authorizations. Within thirty (30) days of the occurrence of any of these three events, Eastern Shore, at its option, can be reimbursed for NRG’s proportionate share of pre-service costs incurred by Eastern Shore.

Eastern Shore and NRG are proceeding with obtaining the necessary governmental and regulatory approvals associated with the FT Service, including, but not limited to, approval by the Federal Energy Regulatory Commission (the "FERC"). Commencement of service under the FT Service Agreement is conditioned upon the following:

a. NRG’s receipt and acceptance of all necessary governmental and regulatory authorizations to construct and operate any facilities necessary for NRG to receive the FT Service;

b. Approval by Eastern Shore’s Board of Directors of the capital expenditures necessary to provide the FT Service;

c. Eastern Shore’s procurement of all necessary rights-of-way, easements or permits;

d. Eastern Shore’s receipt and acceptance of all necessary authorizations from the FERC or other government authorities to construct and operate the facilities to provide the FT Service to NRG; and

e. Eastern Shore’s commencement of the construction of the facilities by December 31, 2013.

The Parties have agreed that the rates to be paid by NRG for the FT Service shall be either: (i) the maximum reservation and commodity rates as specified in Eastern Shore’s FERC Gas Tariff; or (ii) such higher maximum reservation and commodity rates under such other firm transportation rate schedule as the FERC may require for this transportation service. Eastern Shore estimates that the margin to be generated from providing the FT Service will range from $2.4-$2.8 million.

If Eastern Shore is unable to provide the FT Service by May 1, 2013, Eastern Shore is required to commence the FT Service at the earliest practicable date thereafter. If the facilities are not operational on or before December 31, 2013, or if Eastern Shore is not able to provide the FT Service by utilizing other capacity, then, either Eastern Shore or NRG may terminate both the Precedent Agreement and the FT Service Agreement without being held or deemed in breach or default of either agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

December 22, 2011	By:	Beth W. Cooper

Name: Beth W. Cooper
Title: Senior Vice President and Chief Financial Officer